VALUE LINE, INC.
VALUE LINE DISTRIBUTION CENTER, INC.
VALUE LINE PUBLISHING LLC
COMPUPOWER CORPORATION

CODE OF ETHICS REGARDING SECURITIES TRANSACTIONS AND INSIDER TRADING POLICY

This organization is one of the most complex in the publishing business.  The diversity of its publications including The Value Line Investment Survey and other services raises special problems regarding areas in which conflicts of interest may arise between the overall organization and its officers, directors and employees on the one hand and subscribers to the services on the other.

Ethics and law place a heavy burden on our officers, directors and employees.  They are together, in a position of trust in which the highest standards of integrity at all times must be maintained.  It is the duty of Value Line’s management and employees to ensure that the private financial or other transactions of all employees are conducted so as not to conflict with the interest of subscribers.

It is the duty of Value Line’s management and employees to protect Value Line and its officers and employees by establishing procedures to be followed by all personnel in their private transactions.  Much thought has been given to working out solutions that are practical and realistic.

1.	CONFIDENTIALITY, INSIDER TRADING RULES APPLICABLE TO OFFICERS, DIRECTORS AND EMPLOYEES

Value Line’s senior management wishes to emphasize, in the strongest possible manner, the paramount necessity to exercise the greatest discretion in divulging confidential information.  Depending on their function in the organization, officers, directors and employees have access to or may become aware of, confidential information to a greater or lesser degree.  It is not possible to give an exhaustive list of what material is confidential.

Code of Ethics

Common sense must be applied to the circumstances, but the following matters must always be treated as strictly confidential:

(a)	The name of Stock Highlights prior to the time when subscribers to Value Line’s Services have had one business day to act on a recommendation;
(b)	The name of a Special Situation after selection for publication in a Value Line Service and prior to the time when we remove the stock from the restricted list;
(c)	All Value Line Select recommendations prior to the time the information has been made available to subscribers to that Service;
(d)	Any information privately tendered to any person in the Value Line organization that, if or when publicly known, would be likely to affect the price of a security.

All officers, directors and employees must not use, reveal or discuss any confidential information with any person outside Value Line unless they are specifically authorized to do so by the Acting Chief Executive Officer (“ACEO”) of Value Line, Inc. (“VLI”) for a particular business reason; and officers, directors and employees must not disclose confidential information to any other member of the organization unless it is clearly necessary for such person to be informed.  Any information relating to Value Line, Inc. or its subsidiaries prior to its release to the public must be considered confidential information.

Officers, directors and employees must not buy, sell, tip, recommend or suggest that anyone else buy, sell or retain the securities of any company (including VLI) while in possession of inside information regarding such company.  This prohibition on insider trading applies not only to personal transactions, but also bars trading for client accounts or for family members or friends when in possession of inside information.  In short, “inside information” means non-public information (information which is not available to investors generally) that a reasonable investor would consider important in deciding whether to buy, sell or retain a security.

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The unauthorized disclosure of confidential inside information is always wrong and may have dire consequences.  Any breach of this rule will be regarded as a serious contravention of company regulations.

2.	TRADING AND OTHER RULES APPLICABLE TO OFFICERS AND EMPLOYEES

(a)	Employees, including officers, are:

(i)
Forbidden to act as investment advisers, to operate any security account management service, or to give any investment advice to any person for profit or benefit; whether direct or indirect, without the express written authorization of the ACEO of VLI.

(ii)	Forbidden from serving on the Board of Directors of any publicly traded company without the express prior written authorization of the ACEO of VLI.
(iii)
Forbidden from purchasing any security that has been selected or is about to be recommended as a special recommendation or Stock Highlight by any of the Value Line Services or if its Timeliness or Performance Rank is being upgraded by one of the Services until at least 1 business day after Publication (electronic or print) of the Service.

(iv)
Forbidden from selling any security if its Timeliness or Performance Rank is being downgraded or if a Value Line Service is recommending that it be sold until at least 1 business day after Publication (electronic or print) of the Service.

(v)
Required to not sell securities purchased for themselves or for accounts in which they have a beneficial interest, until at least 7 calendar days after purchase.  Further, in all cases, permission must be obtained from the Authorized Approvers before the sale transaction can be placed.

(vi)
Prohibited without the express prior written authorization of the ACEO of VLI from accepting any offer made by any person whereby the officer or employee would be enabled to purchase or sell any security at a price, or under other conditions, more favorable than those obtainable at the time by the general public.

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(vii)	Prohibited from receiving or giving any gift other than a gift of a value of less than $100 to or from any person that does business with VLI or any of its subsidiaries.

In addition, with limited exceptions, as set forth in Section 3, all personal securities transactions must be cleared in advance by the Authorized Approvers.

3.	PRE-CLEARANCE OF TRADES APPLICABLE TO OFFICERS AND EMPLOYEES

No officer or employee may engage in any transaction in any security without advance notification to and clearance by the Authorized Approvers except as set forth below.  If clearance is denied, this fact should be considered as confidential information and must not be disclosed.

The fullest assistance will always be given to any employee who is in doubt as to whether a particular transaction would contravene either the general prohibitions set out in Section 1 or any of the specific rules set forth in Section 2.  Employees and officers are urged in any case where they have the slightest doubt as to the propriety of a transaction, to refer it to VLI’s ACEO.

Provided the standards of Sections 1 and 2 are met, the following transactions are exempted from the pre-clearance requirement:

(a)	Transactions effected in any account in which the employee has no direct or indirect influence or control or beneficial interest;
(b)	Transactions in securities that are the direct obligations of the United States or issued by or guaranteed by an agency of the U.S. federal government;
(c)	Purchases of shares in automatic investment plans;
(d)	Transactions in the shares of any registered open-end investment company (mutual fund);

Code of Ethics

(e)	Transactions in banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

4.	REPORTING OBLIGATIONS APPLICABLE TO OFFICERS, EMPLOYEES AND DIRECTORS

(a)	All officers and employees of VLI

Duplicate Brokerage Confirmations and Statements.  In order to comply with the reporting requirements, officers and employees of VLI must (i) instruct the broker dealer or bank with or through whom a security transaction is effected in which such person has, or by reason of such transaction acquires any direct or indirect beneficial ownership of a security to furnish  duplicate copies of transaction confirmations and statements of account to the VLI Administration Department at the same time that such statements are sent to the officer or employee and (ii) report in writing by May 30 of each calendar year to the ACEO that such person has either forwarded all brokerage statements with respect to transactions or had no transactions during the previous year.

The foregoing requirements relate to all securities transactions (purchases, sales, or other acquisitions or dispositions) effected by or on behalf of the reporting person, his/her spouse, minor, child, other household members, accounts subject to the reporting person’s discretion and control and other accounts in which the reporting person has a beneficial interest.

Every such transaction is to be reported, whether or not it is effected directly or indirectly.  Examples of transactions in securities that indirectly benefit a person above include transactions that entitle such person to any of the rights or benefits of ownership even though he or she is not the owner of record.  In addition to the family situations mentioned above, beneficial ownership may also occur where such person acquires or disposes of securities in the capacity of trustee, executor, pledgee, agent or in any similar capacity, or where any such person has a beneficial interest in the securities under a trust, will, partnership or other arrangement, or through a closely held corporation.

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(b)	Directors

(1)	VLI directors who are not employees of VLI or their subsidiaries are not required to comply with Section 4(a).

5.	REPORTING VIOLATIONS AND CONFIDENTIALITY

(a)	Reporting Violations. All officers, directors and employees are required to report any violations of this Code that come to their attention to the ACEO.
(b)
Confidentiality.  Information obtained from any officer, director or employee hereunder will normally be kept in strict confidence by VLI but may under certain circumstances be provided to third parties.  For example, reports of securities transactions and violations hereunder will be made available to any regulatory or self-regulatory organization to the extent required by law or regulation, and in certain circumstances, may in VLI’s ACEO’s discretion be made available to other civil and criminal authorities.

6.	RECORD KEEPING REQUIREMENTS
VLI’s Administration Department shall maintain and preserve in an easily accessible place:
1.	A copy of this Code of Ethics (“Code”) and any prior Code that was in effect at any time during the past five years;
2.	A record of any violation of this Code and any action taken as a result of such violation for a period of five years;
3.	A copy of each report submitted under this Code for a period of five years (only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place);

Code of Ethics

4.	A list of all persons who are, or within the past five years were, required to make reports pursuant to this Code; and
5.	The names of any person who is serving or who has served as review officer (also referred to as an “Authorized Approver”) or alternative review officer within the past five years.

7.	AMENDMENTS TO THE CODE
Any material amendment to this Code of Ethics must be approved by the ACEO of VLI.

8.	DEFINITIONS
The following terms used in this Code have the meanings set forth below:

(a)
Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

(b)
Beneficial ownership is interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(c)
Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

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(d)	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Regulation D.
(e)	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell as security.
(f)	Reportable security means a security as defined in Section 202(a) (18) of the Investment Advisers Act, except that it does not include:

(i)	direct obligations of the United States
(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements
(iii)	shares issued by money market funds
(iv)	shares issued by open-end funds
(v)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.
(vi)	shares issued by closed-end funds, open-end funds or ETFs lawfully using the “Value Line” brand

The provisions of this Policy Statement must be strictly observed.  Violations of this policy will be grounds for appropriate disciplinary action, including, in the case of officers and employees, dismissal.  Pre-clearance and reporting of personal securities transactions do not relieve anyone from responsibility for compliance with the proscriptions against insider trading and tipping described herein.

The ACEO of VLI shall be responsible for the interpretation and enforcement of this Policy Statement and Code of Ethics.

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PLEASE READ THE FOLLOWING MEMORANDUM, SIGN IT AND RETURN ONE COPY TO HUMAN RESOURCES AND RETAIN ONE COPY FOR YOUR OWN FILES

ACKNOWLEDGMENT

The undersigned has reviewed Value Line, Inc’s Code of Ethics regarding Securities Transactions and Insider Trading Policy (“Code of Ethics”).  The undersigned fully understands the procedures set forth in the Code of Ethics.   The undersigned understands and agrees that all transactions in a security must be cleared in advance by an Authorized Approver and that said clearance is only valid for the day it is received.  Also, all employees with brokerage accounts are required to have the brokerage firm furnish duplicate confirmations (and monthly or if applicable, quarterly statements) of any trades to the Administration Department.  Employees must before May 30th report in writing that all brokerage statements have been forwarded to the Administration Department or that there have been no trades during the previous year.

THE UNDERSIGNED UNDERSTANDS THAT HIS OR HER FAILURE TO COMPLY WITH THE PROVISIONS OF THE CODE OF ETHICS MAY LEAD TO HIS OR HER DISMISSAL, AS WELL AS THE IMPOSITION OF CRIMINAL AND/OR CIVIL PENALTIES.

If the undersigned has a question as to (i) whether certain information is material and non-public, (ii) the applicability or interpretation of any of the procedures contained in the Code of Ethics or (iii) the propriety of any action, he or she shall discuss such issues with the ACEO of VLI prior to trading or communicating the information to anyone.

Please indicate your agreement with respect to the foregoing by signing this Acknowledgment and returning it to the Human Resources Department.

Date:	Print your name:

Your Signature:

Code of Ethics